Exhibit 10.2
[* * *] CONFIDENTIAL TREATMENT
AMENDMENT N0. 1
TO
DISTRIBUTION SERVICE AGREEMENT
This Amendment No. 1 (“Amendment’) is hereby entered into between MAPCO Express, Inc., a Delaware Corporation (“MAPCO”) and Core-Mark International, Inc., a Delaware corporation (“Core-Mark”) on this 18th day of August, 2010 and amends that certain Distribution Service Agreement executed by MAPCO and Core-Mark, with an effective date of December 31, 2007 (the “Agreement”).
RECITALS
On December 28, 2007, MAPCO and Core-Mark signed a certain DISTRIBUTION SERVICE AGREEMENT, with an effective date of December 31, 2007.
AMENDMENT
NOW THEREFORE, in consideration of the covenants and promises in the Agreement and in this Amendment between MAPCO and Core-Mark, the sufficiency and adequacy of which is agreed to and acknowledged, the parties hereto agree to amend the following specific terms of the Agreement as set forth herein. All other terms, conditions and provisions of the Agreement shall continue in full force and effect.
ARTICLE III
PAYMENT TERMS
Section 3.2 of the Agreement is deleted in its entirety and replaced with the following.
3.2 Confirmation. MAPCO shall have the right to an annual audit during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement. Any obligations whatsoever by either company arising out of any audit shall under no circumstances pre-date the most recent prior audit or the prior 12 month period, whichever is shorter in time. MAPCO may nominate an independent certified public accountant, reasonably acceptable to Core-Mark, who shall have access to Core-Mark’s records during reasonable business hours for the purpose of verifying the payments due to or made by MAPCO under this Agreement; provided, however, that MAPCO may not exercise this right more than once in any calendar year. Such independent certified public accountant may disclose information to MAPCO only if it is relevant to the accuracy of the payments made in accordance with this Agreement. The expense of such independent certified public accountant shall be paid by MAPCO unless verification indicates that MAPCO has overpaid Core-Mark by [* * *] or more during the audited period, in which case such expenses shall be paid by Core-Mark.
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[* * *] CONFIDENTIAL TREATMENT
ARTICLE IV
TERM AND TERMINATION
Section 4.1 of the Agreement is deleted in its entirety and replaced with the following.
4.1 Term. This Agreement shall commence on December 31, 2007 and, unless earlier terminated in accordance with terms of this Agreement, or by mutual consent of the parties, will continue thereafter until December 31, 2013; provided, however, that after January 1, 2011, MAPCO and Core-Mark shall be entitled to provide the other with a 12 month termination notice. In the event either party exercises such termination right, all terms and conditions of this Agreement will apply during the 12 month notice period. Upon termination of this Agreement, Core-Mark and MAPCO will fulfill their respective obligations hereunder with respect to all orders that have been placed by the stores and/or delivered by Core-Mark prior to the effective date of such termination.
ARTICLE V
COMPENSATION
Article V of the Agreement is amended to add the following sections:
5.4 Effective January 1, 2011, the parties agree that the following additional payments will be (or will have been) provided to MAPCO by Core-Mark:
a. [* * *] to the MAPCO Charity Golf Event for each of calendar years 2011, 2012 and 2013, provided the Agreement and any amendments thereto are still in full force and effect and have not been terminated.
b. [* * *] per year (for no more than three years) that the Agreement is continued for a full calendar year beyond December 31, 2010. Each respective year’s payment is payable by the last day of January 2011, the last day of January 2012 and the last day of January 2013. Notwithstanding any other provision of this Agreement, payments pursuant to this paragraph are only owed if the Agreement and any amendments thereto are still in full force and effect and have not been terminated. In the event that, for whatever reason, payment is made pursuant to this paragraph, and either party ends the Agreement prior to the full 12 month period for which payment under this paragraph is made, MAPCO shall immediately repay the prorated portion of the [* * *] for that period of time (if any) for which payment was made and services not rendered.
5.5 Upon execution of this amendment, the following additional payments will have been provided to MAPCO by Core-Mark:
a. [* * *] as a one-time non-refundable contract Extension Bonus Incentive payment. The parties agree that Core-Mark made such payment in 2009.
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[* * *] CONFIDENTIAL TREATMENT
ARTICLE VI
MISCELLANEOUS
Article VI is amended to add the following section:
6.22 Removal of Term. Notwithstanding any provision of the Agreement, any reference to, or obligation(s) arising from, Exhibit “D” (the “VENDOR CONSOLIDATION INITIATIVE”) of the Agreement shall be removed and have no force or effect whatsoever. MAPCO and Core-Mark have agreed to simply reference the removal of Exhibit “D” and any obligations created thereby from the Agreement in this provision, rather than omit Exhibit “D” from each and every place where it is referenced in the Agreement. All provisions modified by this provision shall be interpreted in the manner most consistent with the original intent of the parties, less any reference to, or obligations created by, Exhibit “D”.
It is understood that both parties will strive to initiate Vendor Consolidation opportunities through Vendor where both MAPCO and Vendor determine such consolidation to be mutually beneficial, however, this agreement does not commit MAPCO or Vendor to any specific vendor consolidation purchase requirements.
At MAPCO’s sole discretion, during the term of this agreement, stores currently (as of August 12, 2010) receiving two (2) deliveries per week can be designated by MAPCO to receive one (1) delivery per week. For each store whereby MAPCO determines that weekly delivery will be permanently reduced from two (2) deliveries per week to one (1) delivery per week, VENDOR shall compensate MAPCO at the rate of [* * *] (per store) for each week that one (1) weekly delivery has been made. Any payments earned by MAPCO for such reduced deliveries will be paid quarterly and included with all other MAPCO quarterly payments received from VENDOR.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives, effective as of the final date this Amendment is executed.

MAPCO Express Inc.	CORE-MARK INTERNATIONAL, INC.
a Delaware corporation	a Delaware corporation

By: /s/ Anthony Miller	By: /s/ Thomas Berry

Thomas Barry
VP National Accounts & Retail Services
Date 8-20-10	Date August 19, 2010

/s/ Danny C. Norris
8/23/2010
V.P. / Finance